UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.     )

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ACTIVISION BLIZZARD, INC.

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Activision Blizzard, Inc.

On May 1, 2023, Activision Blizzard, Inc. (“Activision Blizzard”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2023 Annual Meeting of Stockholders to be held on June 21, 2023. On June 9, 2023, Activision Blizzard submitted the attached Report Feedback Statement to Glass Lewis in connection with the Glass Lewis 2023 Proxy Paper.

June 9, 2023

Glass Lewis
255 California Street, Suite 1100
San Francisco, CA 94111

To Glass Lewis:

In connection with the Glass Lewis 2023 Proxy Paper (the “Glass Lewis Report”) issued for Activision Blizzard, Inc. (“Activision Blizzard” or “the Company”) on June 2, 2023, I write on behalf of the Company to provide the following Report Feedback Statement with respect to Glass Lewis’ research and recommendations.

Activision Blizzard appreciates the opportunity to respond to the Glass Lewis Report. We are pleased that Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that our shareholders vote “FOR” each of the Company’s director nominees under Proposal 1 and has also recommended in line with the Company’s recommendations on Proposals 2, 3, 4 and 7.

We continue to believe, however, that voting “AGAINST” Proposals 5 and 6 is in the best interest of shareholders.

Proposal 5

We agree with Glass Lewis that shareholder input on executive compensation is critical and that responsible pay practices are important.

To achieve this, Glass Lewis is recommending, via Proposal 5, that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

While we appreciate Glass Lewis’ objectives, we believe the change is unnecessary. Based on our principles and the feedback received during our extensive shareholder outreach, we’ve developed and maintained best-in-industry pay practices and strong governance around them. Given our existing pay practices, Proposal 5 is duplicative and unnecessary. In addition, we believe shareholders should vote “AGAINST” this proposal for the following reasons:

•The employment agreements of our active named executive officers (“NEOs”), other than the CEO, already include a “Total Severance Limit” provision. For every termination scenario other than those contemplated in relation to the proposed transaction with Microsoft, our non-CEO NEO separation payments are limited to base salary continuation through the remainder of their contract expiration date, a prorated bonus based on actual performance for services rendered during the year of termination, and, in certain cases, potential additional payments based on the timing of their separation and subject to financial performance of the preceding year(s). Additionally, if the financial performance of the Company in the year preceding the termination does not meet a certain level, any severance due to certain NEOs would be limited to 1x their

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target compensation for the prior year– far lower than the proposed 2.99x threshold. We believe the inclusion of the “Total Severance Limit” effectively aligns executive and shareholder interests and provides reasonable and appropriate terms governing post-termination compensation;
•The separation payments in our CEO’s employment agreement, which pre-dates the proposed transaction with Microsoft, are significantly less than the change-in-control separation arrangements of CEOs of companies in our peer group – more than $10 million less than the next lowest and more than $60 million less than the average in our peer group as of March 2023. Beyond this current employment agreement, our CEO is not entitled to any additional severance payments under the proposed Microsoft transaction;
•By utilizing a flat multiple of 2.99x of target cash compensation, we believe this proposal fails to account for equity-based incentives. An overwhelming majority of our executive officers’ target compensation is awarded through equity incentives which aligns shareholder and executive interests. This proposal could discourage the Company from granting a substantial portion of target compensation in the form of equity-based incentives, as more emphasis on cash compensation would reduce the likelihood of required shareholder approval of severance arrangements;
•The proposal is duplicative because we already hold annual advisory votes approving executive compensation. Additionally, our existing arrangements for termination payments are described in our compensation disclosures, which are subject to our annual say-on-pay votes. We also maintain a robust shareholder outreach program. Our Board and Compensation Committee consider shareholder input essential, and we integrate shareholder viewpoints into our executive compensation program;
•The additional burden of shareholder approval of specific elements of the Company’s compensation program is likely to hinder the Company’s ability to attract and retain highly qualified candidates;
•This proposal would unnecessarily restrict the Compensation Committee’s and the full Board’s ability to exercise their judgment in structuring executive compensation – which is particularly important given fierce competition for management talent in our industry;
•This proposal is also unclear as to which employees’ termination arrangements are intended to be subject to the 2.99 limit, as it refers to “senior managers” without providing any definition of this term. Neither shareholders nor the Company would have a clear understanding of the circumstances under which a termination arrangement would require shareholder approval before adoption and be subject to the 2.99 limit; and
•The proposal would have no effect on the arrangements made in connection with the proposed transaction with Microsoft, which were approved by a shareholder advisory vote in accordance with SEC rules. The proposal does not appear to consider the proposed transaction with Microsoft or address the shareholder vote in 2022.

For the reasons outlined above, we believe Proposal 5 is neither necessary nor in the best interests of the Company or our shareholders. Accordingly, we respectfully request that Glass Lewis conduct an additional review of this proposal and provide an updated analysis and recommendation.

Activision Blizzard encourages its shareholders to vote “AGAINST” Proposal 5.

Proposal 6

Proposal 6 requests that the Company adopt and publicly disclose a policy on its commitment to respect the international human rights of freedom of association and collective bargaining and outlines a number of features that the policy should include.

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We believe this proposal introduces unnecessary risk to shareholders. The proposal states that collective bargaining is a human right, and we agree with that statement. We are deeply committed to a fair and good faith approach to labor relations and respect the rights of all employees to decide for themselves whether union representation is right for them, with the freedom to make that decision in private and confidentially.

But the Glass Lewis analysis of this proposal is inconsistent with its aims. It neglects key facts and contains assertions that are factually inaccurate, statements that could confuse or mislead shareholders. In order to make a more informed vote, shareholders should know the following:

We recently published the Principles Under the National Labor Relations Act to our company-wide intranet and promoted this posting in a message to employees – reminding employees that federal law gives them the right to:

•Organize and collectively bargain over working conditions;
•Form, join, or assist a union;
•Choose a representative to bargain with us on their behalf;
•Act together with other employees for their benefit and protection;
•Choose not to engage in any of these protected activities.

We also state in the post to all employees that we will not interfere with protected concerted activity nor implement or enforce any rules that interfere with or restrict employees from exercising their rights under the National Labor Relations Act.

As further evidence of our fair and good faith approach to labor relations, we’d note that the Company is in active collective bargaining negotiations with two Communications Workers of America (“CWA”) local unions over two different agreements, which together would cover 39 of our Quality Assurance employees who are responsible for game testing. In an April 12, 2023 bargaining session at Raven Software, the parties reached a tentative agreement for a proposal regarding post-game credits. Bargaining began at Blizzard Albany on May 30, 2023 and early conversations were amiable and productive, with two tentative agreements being made. We also shared our approach to these negotiations on a public website (https://blizzardnegotiations.com/our-approach/) to reinforce our principles. Throughout these negotiations, we share a consistent Company perspective: We strive to do what’s right for employees, respect the bargaining process, and always operate in a candid and factual manner.

The impact on shareholder value

This proposal is a solution in search of problem. The Company strongly supports employee freedom of association and has a demonstrated history of good faith collective bargaining. In other words, the Company has already exceeded standards set forth in the proposal.

Despite this context, Glass Lewis states the following rationale for its recommendation in favor of the shareholder proposal:

“[A]llegations of anti-union activity can cause significant reputational harm and result in regulatory or legal risk for companies perceived as thwarting employees’ attempts to collectively bargain or associate. We believe that taking steps to allay potential

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controversies of this nature could benefit the Company and could mitigate potential risks, and we believe that adoption of this resolution could be one such step.”

While the Company agrees that “allaying potential controversies of this nature” would be beneficial, we also strongly believe that adoption of the resolution would do nothing to limit such controversies. Glass Lewis does not appear to consider that any individual can file a National Labor Relations Board (“NLRB”) unfair labor practice (“ULP”) allegation of this nature (including non-employees), whether or not a formal Company policy on unionization exists. Thus, a formal Company policy would be irrelevant at best and risky at worst. Indeed, adoption of the resolution could cause more controversies because claimants would likely file additional allegations of Company policy violations whenever they assert ULP allegations under the existing legal standards. They could also file allegations of Company policy violations even without a ULP. The proposal increases the risk of costly and time-consuming litigation—but with no benefit for employees. More litigation will, of course, not benefit the Company or its shareholders.

Additionally, we believe that both the Glass Lewis Report and the Shareholder Proposal fundamentally undermine the Company’s free speech rights. Employees unionizing will impose certain legal and operating obligations on the Company, which can affect shareholder value. The Glass Lewis Report does not acknowledge these facts. It is very important for the Company to be able to exercise its free speech right to express a view on whether unionization is a good choice, especially as this is a matter that will legally bind the Company.

Additional concerns regarding Proposal 6

The Glass Lewis analysis includes certain references or assertions which may mislead shareholders, or which do not accurately reflect the facts. For example, in its discussion of unionization efforts at the Company, Glass Lewis cites a number of unfair labor practices charges filed by the CWA. But the Glass Lewis analysis does not reflect that several of these unfair labor practice charges were recently withdrawn by the union, and that the NLRB approved such withdrawal on May 30, 2023.

Specifically, unfair labor practice charges 31-CA-301321, 31-CA-295091, and 31-CA-285511 were all withdrawn by the CWA and should no longer be relevant to the consideration of the Shareholder Proposal.

The remaining pending NLRB charges are meritless in our view. Importantly, the CWA may have alleged ULP charges, but it has never made a single objection to a union election to allege that the Company has in any way interfered with that election or otherwise. This demonstrates that the Company respects employees’ rights to choose a union. We continue to work productively with the CWA and other unions to allow employees to make informed decisions about representation.

In summary, we believe that the Glass Lewis analysis fails to acknowledge the Company’s existing commitment to freedom of association and collective bargaining, misconstrues the proposal’s potential impact on shareholder value, and does not capture recent Company developments that should be taken into account. We respectfully request that Glass Lewis reconsider the facts and revise its analysis and voting recommendation, accordingly.

Activision Blizzard encourages its shareholders to vote “AGAINST” Proposal 6.

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Additional Discrepancies

We have an unwavering commitment to compliance excellence and continuous improvement to ensure we maintain the most welcoming, inclusive workplace in our industry.

We greatly appreciate how committed Glass Lewis is to accuracy and integrity in its advisory work. Activision Blizzard respectfully requests that Glass Lewis revise the following areas, for accuracy and clarity to avoid misleading our shareholders:

Publication of Unsubstantiated, Unproven Allegations – When Glass Lewis re-publishes unsubstantiated, unproven allegations about Activision Blizzard, it is misleading to the Company’s shareholders. While the Company agrees with Glass Lewis that shareholders should vote AGAINST Proposal 7, the Glass Lewis Report has published unsubstantiated, disproven allegations throughout this section, citing disproven, inaccurate court filings and false media stories regarding the Company’s workplace and culture.

Over the last few years, the media published factually inaccurate portrayals of the Company. These inaccuracies originate from a 2021 lawsuit brought by California’s Civil Rights Department (“CRD”) (formerly, Department of Fair Employment and Housing (“DFEH”)). The disproven, untruthful, allegations in this complaint appear to influence the Glass Lewis Report. To be clear, there has not been a single court finding, verdict, or ruling that allegations contained in the CRD complaint are true. In fact, after thorough and repeated reviews by an array of external advisors, the Activision Blizzard Board concluded there was never widespread or systemic harassment, retaliation, or discrimination at the Company. The Board’s findings were discussed further in a Form 8-K filed on June 16, 2022.

CRD was never tasked with, nor undertook or completed an investigation into workplace harassment. CRD agreed with the Equal Employment Opportunity Commission (“EEOC”) that the EEOC alone would conduct the investigation into possible instances of gender harassment. In fact, at the time the EEOC began its investigation, its own national database contained not a single workplace misconduct complaint against Activision Blizzard.

In 2022, the Board engaged Gilbert F. Casellas – the former chair of the EEOC, co-editor of Workplace Harassment, and recognized leader in the fields of employment and diversity and inclusion – to review data collected from investigated reports of gender harassment from across the United States between September 1, 2016, and December 31, 20211. Based on his review of that data and our data disclosed in the 2023 Transparency Report, Mr. Casellas concluded that there was no widespread harassment, pattern or practice of harassment, or systemic harassment at Activision Blizzard or at any of its business units. He further concluded that, based on the volume of reports, the amount of reported misconduct is comparatively low for a company the size of Activision Blizzard.

1 The data set reviewed reflects reports that were investigated and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender) from September 1, 2016 through December 31, 2021, of which Activision Blizzard has become aware from: (i) its Integrated Investigations Unit (established in October 2021); (ii) Employee Relations (established in May 2020); (iii) its Navex database; and (iv) information collected from various human resources groups of its U.S. operations. Not included are: (i) duplicate reports; and (ii) any reports that may have been made but were not identified through the company’s collection efforts.

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Third party reviews determined that the Board and Activision Blizzard senior executives responded with integrity and transparency with respect to workplace culture at the Company. As is the case at many large companies with tens of thousands of workers, there have been isolated instances of unacceptable conduct. The Company takes such instances very seriously and has always been committed to improvements in the workplace that will ensure the best environment for success.

In fact, as Glass Lewis acknowledges in the Glass Lewis Report, in January 2023, the United States District Court for the Central District of California dismissed with prejudice a shareholder lawsuit that alleged, among other things, that the Company’s Board was aware of illegal hiring and pay practices for years but failed to act. (See Glass Lewis Report at 37.)

Glass Lewis also relies on The Wall Street Journal’s (“Journal”) inaccurate and unsubstantiated reporting by anonymous sources. Those reports include references to communications between senior leaders of the Company, including our CEO, and the Board of Directors with respect to workplace conduct.

While we believe a single instance of misconduct is unacceptable, our 2023 Transparency Report and third-party reviews noted above clearly demonstrate that there has never been widespread or systemic harassment at our Company. The Board and its external advisors have determined that there is absolutely no evidence to suggest that either Activision Blizzard senior executives or the Board ever ignored or downplayed reported instances of workplace misconduct. That review has not unearthed any evidence, directly or indirectly, suggesting any attempt by any senior executive to conceal information from the Board. The media criticism of the Board and Activision Blizzard senior executives is wholly without merit.

The Glass Lewis Report briefly discusses Activision Blizzard’s settlement with the EEOC. See Glass Lewis Report at 39. The United States District Court for the Central District of California approved the Activision/EEOC settlement as “fair, reasonable and adequate and advanc[ing] the public interest.”

What Glass Lewis may not fully appreciate or acknowledge is that the purpose of the EEOC’s settlement was to afford all eligible employees the opportunity to make claims and resolve any instances of gender harassment, pregnancy discrimination, and related retaliation. The settlement data provided in the 2023 Transparency Report further corroborates the Company’s own findings that there was never systemic workplace misconduct.

With respect to the CRD allegations, the CRD was tasked only with reviewing potential pay equity and gender discrimination disparities. Activision Blizzard has no pay and promotions discrimination issues. Our published, verified, objective data proves this. In 2020, female employees in the U.S. earned about $1.01 for every dollar earned by men for comparable work, accounting for factors that impact pay, such as role, location, and tenure. In 2021 and 2022, female employees and others who do not identify as male earned about $1.00 for every dollar earned by men for comparable work globally, also accounting for factors that impact pay. Analysis of relevant data from 2017-2021 also shows that full-time employees who are women were promoted at a higher rate and at a statistically significantly faster pace than men, controlling for employer, year, job level, and job family group.

Activision Blizzard remains committed to workplace and compensation transparency. We believe very few companies provide the level of workplace detail included in our 2023 Transparency Report. The report contains detailed reviews of the policies, processes, and programs at Activision Blizzard designed

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to ensure a safe, welcoming, and inclusive workplace. The report also provides comprehensive data, including contemporary and historical details, as well as specifics about our policies and procedures as well as a summary of the EEOC’s own settlement findings.

We hope your careful review of our 2023 Transparency Report will enable you to remove the unsubstantiated and untrue statements incorporated into your most recent report as we have always appreciated your own fact-based approach to reporting and we are certain you have no intention of misleading our shareholders.

Peer Group Concerns – On the Compensation Analysis on page 6, Glass Lewis includes certain peers that are not actually peers. In particular, the Glass Lewis and Industry Peer groups on pages 6 and 8 include AMC, a company which owns physical movie theaters and exhibits feature films. Activision Blizzard’s Compensation Committee and outside compensation advisor do not consider AMC part of the Company’s peer group.

The Activision Blizzard Compensation Committee thoughtfully constructs a peer group of companies in the following categories: companies with whom the Company competes for talent; companies which participate within the Company’s industry sector; companies in adjacent industries; companies with comparable business models and organizational complexity; companies with comparable geographic footprints; and/or companies with comparable annual revenues and/or market capitalization. The Compensation Committee does not consider companies which are irrelevant to the Company’s business or the Company’s marketplace for talent for inclusion in the Company’s peer group. This is especially true for companies with market capitalizations significantly smaller than Activision Blizzard’s, such as AMC. (Activision Blizzard’s market capitalization exceeds $60 billion, while the market capitalization of AMC is less than $7 billion.) The Company notes that at less than 12% the size of Activision Blizzard, including AMC is also inconsistent with Glass Lewis’ stated belief that a peer group should range from 0.5 to 2 times the market capitalization of the Company. We also question the inclusion of Lions Gate Entertainment Corp. based on its market cap of approximately $2 billion, which is less than 4% of the size of Activision Blizzard.

Opaque and Misleading Ratings – The Glass Lewis Report includes several ratings by external parties that are based on opaque methodologies, including certain ratings that are locked behind a paid subscription service. The Company was not given an opportunity to review these ratings for accuracy. For example, on the Bitsight Cyber Security Rating Profile on page 47, the ratings are calculated using proprietary techniques, which “requires no cooperation from the rated entity.” The Company believes this may be misleading to shareholders, as it is unclear how the Bitsight rating is calculated. Further, Activision Blizzard was never provided an opportunity to submit or review the data that produces this score. Given the strength of the Company’s information security capabilities, as described below, and without meaningful data to support and/or rebut the accuracy of the rating or its assumptions, Activision Blizzard believes this unsupported portion of the report should be eliminated.

On data privacy, the Company operates a risk-based security program to assess and triage risks to the Company’s data, infrastructure, people, and players. Activision Blizzard has a comprehensive security policy framework and a dedicated role focused on risk assessment and proactive vulnerability detection. We also vet third party vendors and contractors using a risk-based approach to uphold the confidentiality, integrity, and availability of our data. In addition to traditional risk management practices, the Company has built a “Threat Intelligence” program which tracks the threat landscape relevant to our industry and business and provides us with insights and early warnings. If the Company identifies a data security breach, it is swiftly addressed by our IT teams and other internal stakeholders and appropriate notice is

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provided to those affected as required by applicable law. With nearly 400 million players in nearly 200 countries, Activision Blizzard manages its cybersecurity functions with the utmost seriousness.

Conclusion

Activision Blizzard thanks Glass Lewis for the opportunity to correct the record. The Company encourages its shareholders to consider all relevant factors when making their voting decisions. The Company is available to engage with its shareholders and Glass Lewis to answer any questions ahead of the Annual Meeting scheduled for June 21, 2023.

Sincerely,

Christopher Hickey
Senior Vice President, Investor Relations

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